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                                                                       EXHIBIT 2

                  [LETTER OF GEORGE C. J. BIGAR APPEARS HERE]


                               November 17, 1997


Mr. George M. Stadler
Chief Executive Officer
Competitive Technologies, Inc.
Building 1
1960 Bronson Road
Post Office Box 340
Fairfield, Connecticut 06430

VIA FACSIMILE & FEDERAL EXPRESS (Airbill #4629699852)
-----------------------------------------------------


Dear Mick:

As you know, and as evidenced by filings of Competitive Technologies, Inc. (the "Company") with the Securities and Exchange Commission, I am the beneficial owner of 37,300 shares of common stock of the Company. Pursuant to rule 14a-7 under the Securities Exchange Act of 1934, I hereby request that the Company comply with that rule by (1) providing a list of holders of the Company's voting stock as of the record date for the annual meeting of stockholders now scheduled for December 19, 1997 or mail proxy materials to such holders on my behalf; and
(2) deliver to my counsel, John S. Daniels, Esquire, 8117 Preston Road, Suite 800, Dallas, Texas 75225, the information required to be delivered in accordance with Rule 14a-7(a)(1), within the time period contemplated by such rule.

For the purposes of compliance with Rule 14a-7, I enclose, with this letter, a demand under oath for inspection of the Company's stock ledger and a list of shareholders.

Thanking you in advance for your prompt assistance, I remain.

                                                Yours very truly,

                                                /s/ GEORGE C. J. BIGAR

                                                George C. J. Bigar


Enclosure